Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Thursday, August 17, 2006	TRADED: Nasdaq
LANCASTER COLONY REPORTS FOURTH QUARTER, FISCAL YEAR RESULTS
     COLUMBUS, Ohio, Aug. 17 — Lancaster Colony Corporation (Nasdaq: LANC) today reported net income for the fiscal year ended June 30, 2006 of $82,954,000, compared to $93,088,000 earned in the preceding fiscal year. Basic and diluted earnings per share were $2.48 compared to $2.67 a year ago. Net sales for the fiscal year were a record $1.18 billion compared to $1.13 billion last year.
     Fiscal 2006 results included an $11.4 million pretax distribution (22 cents per share after taxes) received under the Continued Dumping and Subsidy Offset Act (CDSOA). In the preceding year, the pretax CDSOA distribution was $26.2 million (47 cents per share after taxes). Noncash impairment charges affecting nonfood assets amounted to $0.6 million before taxes (one cent per share after taxes) in fiscal 2006 and $1.6 million before taxes (three cents per share after taxes) in fiscal 2005. Also, fiscal 2005 results included pretax income related to the liquidation of LIFO inventories carried at substantially lower prior years’ costs, which totaled $1.3 million (two cents per share after taxes).
     Fourth quarter net income increased 12 percent to $22,904,000, or 70 cents per basic and diluted share, from $20,479,000, or 60 cents per basic and diluted share, for the corresponding quarter a year ago. Fourth quarter net sales increased seven percent to $294 million versus $276 million in the fourth quarter last year. The 2006 fourth quarter results reflected a favorable pretax adjustment of approximately $1.4 million (three cents per share after taxes) related to the annual actuarial review of the company’s self-insured workers’ compensation. This income was partially offset by a fourth quarter pretax charge of $0.6 million (one cent per share after taxes) related to the partial settlement of automotive-segment pension obligations. The prior year’s fourth quarter results included pretax LIFO income of $0.4 million (one cent per share after taxes).
     Chairman and CEO John B. Gerlach, Jr. said, “We were quite pleased with the extent to which our Specialty Foods group contributed to our fourth quarter top and bottom line improvements. However, our nonfood operating results continue to be adversely impacted by a number of factors including markedly higher raw material costs.”
     Specialty Foods sales increased five percent in the fourth quarter to $180.8 million, driven by internally-generated increases in both retail and foodservice sales. Operating income grew 20 percent to $34.3 million. While fairly broad-based, volume growth was particularly strong in retail produce dressings, vegetable dips and frozen rolls. Fourth quarter Specialty Foods sales were helped by Easter falling in April this year. The segment’s bottom line benefited from the increased volume, modestly higher pricing, a stronger retail mix, solid operational performance and raw material costs that were slightly favorable to the prior year levels.
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Exhibit 99.1
PAGE 2 / LANCASTER COLONY REPORTS FOURTH QUARTER, FISCAL YEAR RESULTS
     Automotive sales increased 24 percent in the fourth quarter to $71.0 million, primarily reflecting higher volumes of aluminum accessories for original equipment manufacturers from one large program that ramped up in the first quarter of fiscal 2006. Sales of several other product lines, including extruded floor mats, also increased. The segment’s operating income for the fourth quarter totaled $1.2 million, a decline from the year ago level of $2.5 million, due to lower operating contribution from floor mat products, where we experienced markedly higher raw material costs, program startup charges and increased levels of overhead associated with lower production levels of rubber floor mats. Contributions from aluminum accessory operations improved during the quarter despite significant increases in aluminum raw material costs.
     Glassware and Candles sales totaled $42.5 million, a decline of eight percent from the comparable year’s fourth quarter total. Retailers’ inventory reduction efforts and generally competitive conditions led to sales declines in both candles and glass product lines. Operating income for the quarter totaled $0.6 million compared to $0.9 million in the prior year. Lower sales volumes and rising material costs, especially for paraffin waxes, contributed to the decline.
     Mr. Gerlach said, “We were gratified to conclude this past year with improved fourth quarter results. In fiscal 2006, we returned over $186 million to our shareholders in cash dividends and share repurchases, and still ended the year with a strong balance sheet free of debt. While these payments lowered our interest income, we believe this tradeoff has been well-received by our shareholders, recognizing the substantial levels of cash and investments on our balance sheet a year ago. We invested heavily in our food operations this past year resulting in record capital expenditures. Fiscal 2007 should see somewhat lower capital expenditures, although potentially still high by historical standards as we consider construction of a new frozen roll manufacturing facility to complement our existing Sister Schubert’s plant in Alabama. We believe this facility would also give us the capability to address additional new product opportunities.”
     Mr. Gerlach continued, “Looking to fiscal 2007, our Specialty Foods group is excited about the breadth of the new products either recently, or planned to be, introduced including repackaged T. Marzetti pourable salad dressings and vegetable dips, the Teresa’s Select Recipes line of upscale pourable dressings, a new form of pre-sliced garlic loaves, and frozen wheat rolls. Challenges we face include very competitive market conditions for garlic bread products, an uncertain food ingredient cost outlook and further increases in transportation fuel costs. Some start-up costs will be incurred as we begin operations this quarter in our new dressing and sauce plant in Kentucky.”
     Mr. Gerlach concluded, “Our nonfood operations, while likely benefiting from modest pricing relief, will continue to battle much higher year-over-year raw material costs, very competitive market conditions and an uncertain retail environment. As we announced in April, outside financial advisors are assisting us in our continuing review of strategic alternatives, including possible divestitures among the nonfood operations. Several parties have expressed interest in various operations, but no conclusive decisions have yet been reached.”
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Exhibit 99.1
PAGE 3 / LANCASTER COLONY REPORTS FOURTH QUARTER, FISCAL YEAR RESULTS
     The company’s fourth quarter conference call is scheduled for this morning, August 17, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
     We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward—looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “expect,” “hope” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in energy and raw material costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements that are based on current expectations. We undertake no obligation to publicly update such forward-looking statements. Specific influences relating to forward-looking statements are numerous, including the uncertainty regarding the effect or outcome of our decision to explore strategic alternatives among our nonfood operations. More detailed statements regarding significant events that could affect our financial results are included in our annual report on Form 10-K as filed with the Securities and Exchange Commission.
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Exhibit 99.1
PAGE 4 / LANCASTER COLONY REPORTS FOURTH QUARTER, FISCAL YEAR RESULTS
LANCASTER COLONY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per-share amounts)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net sales	$294,315	$275,811	$1,175,260	$1,131,466
Cost of sales	235,154	221,024	960,857	912,003

Gross margin	59,161	54,787	214,403	219,463
Selling, general & administrative expenses	24,505	24,034	100,313	99,421
Restructuring and impairment charge	17	21	635	2,129

Operating income	34,639	30,732	113,455	117,913
Interest income and other — net	542	1,317	15,346	30,108

Income before income taxes	35,181	32,049	128,801	148,021
Taxes based on income	12,277	11,570	45,847	54,933

Net income	$22,904	$20,479	$82,954	$93,088

Net income per common share:(a)
Basic and diluted	$.70	$.60	$2.48	$2.67

Cash dividends per common share	$.26	$.25	$3.03	$.98

Weighted average common shares outstanding:
Basic	32,613	34,291	33,471	34,868
Diluted	32,626	34,348	33,502	34,925
(a) Based on the weighted average number of shares outstanding during each period.
LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION
(In thousands)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2006	2005	2006	2005

NET SALES
Specialty Foods	$180,757	$172,447	$708,029	$673,840
Glassware and Candles	42,541	46,157	216,542	233,505
Automotive	71,017	57,207	250,689	224,121

	$294,315	$275,811	$1,175,260	$1,131,466

OPERATING INCOME
Specialty Foods	$34,276	$28,606	$113,796	$111,392
Glassware and Candles	580	929	3,614	7,247
Automotive	1,229	2,496	2,973	6,082
Corporate expenses	(1,446)	(1,299)	(6,928)	(6,808)

	$34,639	$30,732	$113,455	$117,913

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Exhibit 99.1
PAGE 5 / LANCASTER COLONY REPORTS FOURTH QUARTER, FISCAL YEAR RESULTS
LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,
	2006	2005

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$41,815	$184,580
Receivables — net of allowance for doubtful accounts	108,987	100,351
Total inventories	161,949	164,365
Deferred income taxes and other current assets	26,032	25,109

Total current assets	338,783	474,405
Net property, plant and equipment	187,272	154,147
Other assets	101,966	102,726

Total assets	$628,021	$731,278

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,684	$51,014
Accrued liabilities	55,816	52,832

Total current liabilities	103,500	103,846
Other noncurrent liabilities and deferred income taxes	30,100	39,706
Shareholders’ equity	494,421	587,726

Total liabilities and shareholders’ equity	$628,021	$731,278

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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
—or—
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com